SWK Holdings Corporation Announces Financial Results for First Quarter 2025

Conference Call Scheduled for Friday, May 16, 2025, at 09:00 a.m. CST

Corporate Highlights
•First quarter 2025 GAAP net income was $4.5 million, compared with GAAP net income of $0.5 million for the first quarter 2024.
•First quarter 2025 finance receivables segment adjusted non-GAAP net income was $8.6 million, compared with adjusted non-GAAP net income of $2.3 million for the first quarter 2024.
•As of March 31, 2025, net finance receivables, excluding finance receivables held for sale, were $223.1 million, a 14.5% decrease from March 31, 2024.
•The first quarter 2025 effective yield was 14.5%, a 30 basis points increase from first quarter 2024.
•As of March 31, 2025, GAAP book value per share was $23.94, a 6.8% increase from $22.42 on March 31, 2024.
•As of March 31, 2025, non-GAAP tangible financing book value per share was $21.73, an 10.5% increase from $19.66 as of March 31, 2024.
•After the quarter closed, SWK monetized the majority of the royalty portfolio for approximately book value and paid a $4.00 per share dividend.

Dallas, TX, May 15, 2025 – SWK Holdings Corporation (Nasdaq: SWKH) (“SWK” or the “Company”), a life science-focused specialty finance company catering to small- and mid-sized commercial-stage companies, today provided a business update and announced its financial and operating results for the first quarter ended March 31, 2025.
"We had a strong start to the year and for the first quarter generated $4.5 million of GAAP net income and $8.6 million of finance receivables segment adjusted non-GAAP net income. This profitability combined with our ongoing share buyback program led to a 10.5% year-over year increase in non-GAAP tangible financing book value per share to $21.73. Tangible book value per share, including the book value of our MOD3 Pharma division, totaled $22.13.
SWK CEO Jody Staggs said "Following the royalty monetization, our non-cash assets include approximately $231.9 million of gross finance receivables with a 14.5% effective yield, $4.7 million of public equities and warrants, and our MOD3 Pharma division. Equity and warrants in private companies as well as earn-outs are carried at zero for GAAP accounting purposes.”
Mr. Staggs added, “We continue to pursue financings to innovative life science companies as evidenced by a $15.0 million financing commitment to ImpediMed Limited which closed during the quarter. We believe our portfolio of high-yielding, life science receivables is an attractive asset and view the sale of the majority of our royalty portfolio at approximately book value as supportive of this view.”

First Quarter 2025 Financial Results
For the first quarter 2025, SWK reported total revenue of $11.8 million, a 3.5% increase compared to $11.4 million for the first quarter 2024. The $0.4 million increase in revenue for the three months ended March 31, 2025 mainly consisted of a $0.3 million decrease in Finance Receivables segment revenue and a $0.7 million increase in Pharmaceutical Development segment revenue.
Income before income tax expense for the quarter was $5.8 million and $0.7 million for the three months ended March 31, 2025 and 2024, respectively. First quarter 2025 income before income tax expense benefited from a decrease in provision expense, a gain on the Iluvien payoff, and an increase in gains on foreign currency, offset by a loss on revaluation of finance receivable held for sale, and an increase in net loss on warrants.
GAAP net income for the quarter ended March 31, 2025, increased to $4.5 million, or $0.37 per diluted share, from $0.5 million, or $0.04 per diluted share, for the first quarter 2024.

For the first quarter 2025, non-GAAP adjusted net income was $8.1 million, or $0.66 per share. Non-GAAP adjusted net income for the Finance Receivables segment was $8.6 million, an increase from $2.3 million for the first quarter 2024.
Total investment assets (defined as finance receivables, net of allowance for credit losses, marketable investments, and warrant assets) were $227.8 million as of March 31, 2025, a 13.0% decrease compared with total investment assets of $261.9 million as of March 31, 2024. The allowance for credit losses at quarter’s end totaled $8.8 million, a decrease of $4.4 million from the first quarter of 2024.
GAAP book value per share was $23.94 as of March 31, 2025, a 6.8% increase compared to $22.42 as of March 31, 2024. Non-GAAP tangible financing book value per share totaled $21.73, an 10.5% increase compared to $19.66 at March 31, 2024. Management views non-GAAP tangible financing book value per share as a relevant metric to value the Company’s core finance receivable business. Non-GAAP tangible financing book value per share removes the value of the deferred tax assets and MOD3 net asset value.
Portfolio Status
During the first quarter, SWK closed a term loan commitment with ImpediMed totaling $15.0 million and entered into an agreement to sell the majority of the royalty portfolio for $34.0 million. The royalty sale closed in early April of 2025.
In January 2025, MolecuLight made a final payment to SWK totaling $12.2 million, fully satisfying its outstanding obligation. In March 2025, ANI Pharmaceuticals exercised a buyout option on the Iluvien royalty by making a $17.3 million payment to SWK.
The first quarter 2025 effective yield was 14.5%, a 30 basis points increase from 14.2% in the first quarter 2024. The effective yield is the rate at which income is expected to be recognized if payments are received pursuant to the terms of the finance receivables. The first quarter 2025 realized yield of the finance receivable portfolio was 15.5%, an 80 basis point decrease from 16.3% in first quarter 2024. The realized yield is inclusive of all fees, including all realized unamortized fees, amendment fees, and prepayment fees, and is calculated based on the simple average of finance receivables at the beginning and end of the period. The realized yield may differ from the effective yield due to actual cash collections being greater or lesser than modeled.
As of March 31, 2025, the Company had three finance receivables in nonaccrual status: (1) the Flowonix Medical, Inc. (“Flowonix”) royalty, with a carrying value of $7.4 million; (2) the Best ABT, Inc. (“Best”) royalty, with a carrying value of $2.3 million; and (3) the Ideal Implant, Inc. (“Ideal”) royalty, with a carrying value of $3.0 million. SWK impaired the carrying value of Flowonix royalty by $1.0 million during the quarter.
As of March 31, 2025, the Company had $7.5 million of unfunded commitments.
Total portfolio investment activity was as follows (in thousands):

	Three Months Ended March 31,
	2025	2024
Beginning Portfolio	$282,706	$276,311
Investment in finance receivables	10,000	446
Paydowns received on investments	(16,338)	(6,464)
Paydowns received on royalties	(16,355)	(3,324)
Interest paid in kind	186	477
Loan discount and fee accretion	1,234	1,250
Warrant and equity investments, net of sales and cancellations	253	(638)
Net unrealized loss on marketable investments and warrant assets	(541)	(33)
Foreign currency gain (loss) on finance receivables	571	(832)
(Provision) benefit for credit losses	1,465	(5,297)
Finance receivables held for sale	(31,678)	—
Loss on revaluation of finance receivables held for sale	(3,727)	—
Ending Portfolio	$227,776	$261,896

Adjusted Non-GAAP Net Income
The following table provides a reconciliation of SWK’s reported (GAAP) consolidated net income to SWK’s adjusted consolidated net income (Non-GAAP). The table eliminates provisions for income taxes, non-cash mark-to-market changes on warrant assets and equity securities, amortization of MOD3 intangible assets, and foreign currency transaction gains and losses.

	Three Months Ended March 31,
	2025	2024
Net income	$4,539	$468
Add: Income tax expense	1,278	229
Add: MOD3 amortization expense	—	289
Add: Unrealized net loss on warrant assets	424	95
Add: Loss on exercise of warrant	—	143
Add: Unrealized net loss on marketable investments	105	—
Subtract: Foreign currency transaction gains	(313)	(87)
Add: Loss on sale of assets	82	—
Add: Loss on revaluation of finance receivables held for sale	3,727	—
Subtract: Realized gain on asset payoff	(1,729)	—
Adjusted income before income tax expense	8,113	1,137
Adjusted income tax expense	—	—
Non-GAAP net income	$8,113	$1,137
In the table above, management has deducted the impact of the following non-cash items: (i) change in the fair-market value of equities and warrants, as mark-to-market changes are non-cash, (ii) income taxes, as the Company has substantial net operating losses to offset against future income, (iii) amortization expense associated with MOD3 intangible assets, (iv) loss on revaluation of finance receivable held for sale, (v) realized gain on asset payoff, and (vi) foreign currency (gains) losses.

Finance Receivables Adjusted Non-GAAP Net Income
The following table provides a reconciliation of SWK’s consolidated adjusted income before provision for income tax expense, listed in the table above, to the non-GAAP adjusted net income. The table eliminates MOD3 operating loss. The adjusted income before income tax expense is derived in the table above and eliminates income tax expense, non-cash mark-to-market changes on equity securities, amortization of MOD3 intangible assets, foreign currency transaction (gains) losses and any non-cash impact on the remeasurement of contingent consideration.

	Three Months Ended March 31,
	2025	2024
Non-GAAP net income	$8,113	$1,137
Add: MOD3 operating loss, excluding amortization expense	536	1,166
Adjusted Finance Receivable segment income before income tax expense	$8,649	$2,303
Adjusted income tax expense	—	—
Finance Receivables segment adjusted non-GAAP net income	$8,649	$2,303

Non-GAAP Tangible Finance Book Value Per Share
The following table provides a reconciliation of SWK's GAAP book value per share to its non-GAAP tangible finance book value per share. The table eliminates the deferred tax assets, intangible assets, MOD3 property and equipment and acquisition-related contingent consideration (in thousands, except per share data):

	Three Months Ended March 31,
	2025	2024
GAAP stockholder's equity	$292,669	$279,895
Outstanding shares (1)	12,223	12,482
GAAP book value per share	$23.94	$22.42

Less: Deferred tax assets, net	(22,219)	(28,077)
Less: Intangible assets, net	(209)	(6,198)
Less: MOD3 property and equipment, net	(4,696)	(5,102)
Plus: Contingent consideration payable	—	4,900
Non-GAAP tangible finance book value	265,545	245,418
Outstanding shares (1)	12,223	12,482
Non-GAAP Tangible book value per share	$21.73	$19.66
(1) Outstanding shares computed as of quarter end.
Non-GAAP Financial Measures
This release includes non-GAAP adjusted net income, non-GAAP finance receivable segment net income, and non-GAAP tangible financing book value per share, which are metrics that are not compliant with generally accepted accounting principles in the United States (GAAP).
Non-GAAP adjusted net income is adjusted for certain items including (i) changes in the fair-market value of public equity-related assets and SWK’s warrant assets as mark-to-market changes are non-cash, (ii) income taxes as the Company has substantial net operating losses to offset against future income, (iii) changes in the fair-market value of contingent consideration associated with the MOD3 acquisition as these changes are non-cash, and (iv) depreciation and amortization expenses, primarily associated with the 2019 acquisition of MOD3.
In addition to the adjustments noted above, non-GAAP finance receivable segment net income also excludes MOD3 operating losses.
Non-GAAP tangible financing book value per share excludes the deferred tax asset, intangible assets, MOD3 PP&E, and contingent consideration associated with the MOD3 transaction.
These non-GAAP measures may not be directly comparable to similar measures used by other companies in the Company's industry, as other companies may define such measures differently. Management believes that these measures are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends and provides useful additional information relating to our operations and financial condition. The Company encourages investors to carefully consider its results under GAAP, as well as its supplemental non-GAAP information and the reconciliation between these presentations, to better understand its business. Non-GAAP financial results are reported in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Further, non-GAAP financial measures, even if similarly titled, may not be calculated in the same manner by all companies, and therefore should not be compared.
Conference Call Information
SWK Holdings will host a conference call on May 16, 2025, at 9:00 a.m. CST, to discuss its corporate and financial results for the first quarter 2025.
Interested participants and investors may access the call via the numbers below:
a888-506-0062 (U.S.)
b973-528-0011 (International)
The participant Access Code is 903493 or ask for the SWK Holdings call

An archive of the webcast will remain available on the SWK Holdings’ website for 12 months, starting later that day. https://investors.swkhold.com/events
About SWK Holdings Corporation
SWK Holdings Corporation is a life science focused specialty finance company partnering with small- and mid-sized commercial-stage healthcare companies. SWK provides non-dilutive financing to fuel the development and commercialization of lifesaving and life-enhancing medical technologies and products. SWK’s unique financing structures provide flexible financing solutions at an attractive cost of capital to create long-term value for all SWK stakeholders. SWK’s solutions include structured debt, traditional royalty monetization, synthetic royalty transactions, and asset purchases typically ranging in size from $5.0 million to $25.0 million. SWK also owns MOD3 Pharma, a clinical development and manufacturing organization providing development services to pharmaceutical partners. Additional information on the life science finance market is available on the Company’s website at www.swkhold.com.
Safe Harbor For Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plan,” “will,” “may,” “look forward,” “intend,” “guidance,” “future” or similar expressions are forward-looking statements. Because these statements reflect SWK’s current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties. Investors should note that many factors, as more fully described under the caption “Risk Factors” and elsewhere in SWK’s Form 10-K, Form 10-Q and Form 8-K filings with the Securities and Exchange Commission and as otherwise enumerated herein, could affect the Company’s future financial results and could cause actual results to differ materially from those expressed in such forward-looking statements. The forward-looking statements in this press release are qualified by these risk factors. These are factors that, individually or in the aggregate, could cause the Company’s actual results to differ materially from expected and historical results. You should not place undue reliance on any forward-looking statements, which speak only as of the date they are made. We assume no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

For more information, please contact:
Investor Relations and Media
Susan Xu
728-323-0959
investorrelations@swkhold.com

SWK HOLDINGS CORPORATION
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	March 31, 2025		December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$29,809		$5,927
Interest, accounts receivable, and other receivables, net	4,676		5,788
Assets held for sale, net	6,409		6,398
Finance receivables and related interest receivable held for sale	33,990		—
Other current assets	1,054		2,141
Total current assets	75,938		20,254

Finance receivables, net of allowance for credit losses of $8,785 and $11,249 as of March 31, 2025 and December 31, 2024, respectively	223,076		277,760
Collateral on foreign currency forward contract	2,750		2,750
Marketable investments	455		580
Deferred tax assets, net	22,219		23,484
Warrant assets	4,245		4,366
Property and equipment, net	28		48
Other non-current assets	2,553		2,993
Total assets	$331,264		$332,235

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$2,045		$2,810
Liabilities held for sale	1,325		1,255
Deferred income	3,349		1,500
Total current liabilities	6,719	—	5,565

Unsecured senior notes, net	31,567		31,412
Revolving credit facility	—		6,233
Other non-current liabilities	309		335
Total liabilities	38,595		43,545

Stockholders' equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; no shares issued and outstanding	—		—
Common stock, $0.001 par value; 250,000,000 shares authorized; 12,222,522 and 12,213,599 shares issued and outstanding as of March 31, 2025 and December 31, 2024, respectively	12		12
Additional paid-in capital	4,419,431		4,419,991
Accumulated deficit	(4,126,774)		(4,131,313)
Total stockholders' equity	292,669		288,690
Total liabilities and stockholders' equity	$331,264		$332,235

SWK HOLDINGS CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

	Three Months Ended March 31,
	2025	2024
Revenues:
Finance receivable interest income, including fees	$10,712	$11,035
Pharmaceutical development	963	279
Other	157	46
Total revenues	11,832	11,360
Costs and expenses:
Provision (benefit) for credit losses	(1,465)	5,297
Interest expense	1,130	1,256
Pharmaceutical manufacturing, research and development expense	758	530
Depreciation and amortization expense	19	514
General and administrative expense	3,277	2,684
Income from operations	8,113	1,079
Other income (expense), net
Unrealized net loss on warrants	(424)	(95)
Net loss on exercise and cancellation of warrants	—	(143)
Net loss on marketable investments	(105)	(231)
Loss on sale of assets	(82)	—
Realized gain on early payment of finance receivable	1,729	—
Loss on revaluation of finance receivables held for sale	(3,727)	—
Realized and unrealized foreign currency transaction gains	313	87
Income before income tax expense	5,817	697
Income tax expense	1,278	229
Net income	$4,539	$468

Net income per share
Basic	$0.37	$0.04
Diluted	$0.37	$0.04
Weighted average shares outstanding
Basic	12,229	12,475
Diluted	12,240	12,496

SWK HOLDINGS CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended March 31,
	2025	2024
Cash flows from operating activities:
Net income	$4,539	$468
Adjustments to reconcile net income to net cash provided by operating activities:
Provision (benefit) for credit losses	(1,465)	5,297
Right-of-use amortization and cease use costs	80	91
Amortization of debt issuance costs	262	248
Deferred income taxes, net	1,265	229
Unrealized net loss on warrants	424	95
Net loss on exercise and cancellation of warrants	—	143
Loss from sale of assets	82	—
Loss on revaluation of finance receivable held for sale	3,727	—
Foreign currency transaction (gain) loss	(558)	783
Loss on marketable investments	105	231
Loan discount amortization and fee accretion	(1,487)	(837)
Interest paid-in-kind	(186)	(478)
Stock-based compensation	307	111
Depreciation and amortization expense	19	514
Changes in operating assets and liabilities:
Interest, accounts receivable and other receivables, net	(1,200)	(1,623)
Foreign currency forward contract	409	(870)
Other assets	980	(283)
Accounts payable, accrued expenses, and other non-current liabilities	(872)	(1,189)
Deferred income	1,849	1,500
Net cash provided by operating activities	8,280	4,430

Cash flows from investing activities:
Proceeds from sale of property and equipment	110	—
Sale of marketable investments	—	258
Investment in finance receivables	(10,000)	(446)
Repayment of finance receivables	32,684	9,362
Corporate debt securities principal payments	8	7
Purchases of property and equipment	(100)	—
Net cash provided by investing activities	22,702	9,181

Cash flows from financing activities:
Net payments on credit facility	(6,233)	(12,350)
Repurchases of common stock, including fees and expenses	(867)	(999)
Net cash used in financing activities	(7,100)	(13,349)

Net increase in cash, cash equivalents, and restricted cash	23,882	262
Cash, cash equivalents, and restricted cash at beginning of period	5,927	5,236
Cash, cash equivalents, and restricted cash at end of period	29,809	5,498

Supplemental non-cash investing and financing activities:
Transfer of finance receivables and related interest receivable to held for sale	33,990	—
Cash paid for interest	$775	$173
Fair value of warrants received with finance receivables	$253	$—